EXHIBIT 99.1

News Release

Contact: Corporate Communications

Houston: 713.324.5080

Email: corpcomm@coair.com

News archive: continental.com/company/news/ Address: P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL AIRLINES ANNOUNCES FIRST QUARTER NET LOSS

Reports operating profit on strong revenue growth

HOUSTON, Apr. 20, 2006 -- Continental Airlines (NYSE: CAL) today reported a first quarter 2006 net loss of $66 million ($0.76 diluted loss per share), including a net loss from special items of $20 million. Excluding special items, Continental recorded a net loss of $46 million ($0.53 diluted loss per share) for the quarter.

Significant revenue improvements and savings from wage and benefit reductions and other cost reduction measures resulted in a first quarter operating profit, Continental's first operating profit for a first quarter since 2001. Operating income in the first quarter of 2006 was $11 million, despite a 31-percent increase in fuel prices in the first quarter compared to the same period last year. The company had an operating loss of $173 million in the first quarter of 2005.

During the quarter, Continental's flight attendants ratified a new collective bargaining agreement. That agreement, when combined with previously announced pay and benefit reductions of other work groups, will achieve substantially all of the $500 million in run-rate cost savings benefits that the company targeted.

"Thanks to the continued sacrifices and hard work of my co-workers, we were able to post an operating profit for the quarter," said Larry Kellner, chairman and chief executive officer of Continental Airlines. "Our plan is working because we have the right people, the right fleet and the right facilities to deliver an industry leading product."

First Quarter Revenue and Capacity

Passenger revenue for the quarter increased 18.4 percent over the same period in 2005, to $2.7 billion, with double digit revenue growth in each mainline geographic region and in regional jet operations. Additional capacity and traffic, both domestic and international, and several fare increases produced significantly higher revenue for the company. Consolidated passenger revenue per available seat mile (RASM) for the quarter increased 6.9 percent year-over-year due to increased yields and record high load factors, despite Easter occurring in April this year versus March last year.

Consolidated revenue passenger miles (RPMs) for the quarter increased 12.3 percent year-over-year on a capacity increase of 10.7 percent, resulting in a record consolidated load factor for the quarter of 77.9 percent, 1.1 points above the same period in 2005. Consolidated yield increased 5.4 percent year-over-year, as the company continued to benefit from fuel-driven fare increases.

Mainline RPMs in the first quarter of 2006 increased 11.5 percent over the first quarter 2005, on a capacity increase of 10.5 percent. Mainline load factor was up 0.7 points year-over-year to 78.2 percent. Continental's mainline yields during the quarter increased 4.1 percent over the same period in 2005.

During the quarter, Continental continued to achieve domestic length-of-haul adjusted yield and RASM premiums to the industry. Passenger revenue for the first quarter 2006 and period to period comparisons of related statistics by geographic region for the company's mainline and regional operations are as follows:

Percentage Increase (Decrease) in

Passenger First Quarter 2006 vs. First Quarter 2005

Revenue Passenger

(in millions) Revenue RASM ASMs

Domestic $1,253 14.1% 8.1% 5.6%

Transatlantic 390 25.6% 2.4% 22.6%

Latin America 326 13.3% 3.2% 9.8%

Pacific 204 16.0% (0.2)% 16.2%

Total Mainline $ 2,173 16.1% 5.0% 10.5%

Regional $ 510 29.5% 15.1% 12.5%

Consolidated $ 2,683 18.4% 6.9% 10.7%

Operational Accomplishments

For the third year in a row, Continental was rated the top airline on FORTUNE magazine's Most Admired Global Companies list. In addition, the company was named the most admired airline on the magazine's annual America's Most Admired airline industry list.

"Our industry leading product continues to deliver strong revenue growth for us," said Jeff Smisek, Continental's president. "Our customers clearly prefer us over the competition."

Continental's employees continued to work together to overcome operational challenges caused by record load factors and high winds at its New York area hub. The company recorded a U.S. Department of Transportation on-time arrival rate of 73.3 percent and a systemwide mainline completion factor of 99.3 percent during the quarter. Continental operated 24 days without a single mainline cancellation in the quarter.

Sales at continental.com continued to be strong in the first quarter, up 58 percent over the first quarter 2005. The company anticipates that it will achieve over $3 billion of sales on continental.com this year.

First Quarter Financial Results

Continental's mainline cost per available seat mile (CASM) decreased 2.1 percent in the first quarter compared to the same period last year, primarily due to wage and benefit reductions. CASM decreased 6.5 percent excluding special items and holding fuel rate constant.

"While we will continue to work every cost line item, with the recent ratification of the flight attendant agreement, our $1.6 billion cost reduction effort is largely in place," said Jeff Misner, executive vice president and chief financial officer. "The best part is that we have accomplished it without destroying our product or culture."

Mainline fuel costs for the quarter increased $191 million over the first quarter of 2005, primarily due to a 31-percent increase in fuel prices compared to the same period last year. During the quarter, the price of West Texas Intermediate crude oil closed at a peak of $68.35 per barrel on Jan. 20 and 30, 2006, with Gulf Coast jet fuel closing at a high of $82.77 per barrel on March 30, 2006.

Continental continued to improve the fuel efficiency of its fleet, completing the installation of winglets on 125 aircraft to date. Winglets produce up to a 5-percent reduction in fuel burn and provide additional range. The company expects to be over 24 percent more fuel efficient per available seat mile this year than it was in 1998, in part due to its young fleet and continued investment in fuel saving technology.

During the quarter, Continental recorded net special items of $20 million, consisting of a $26 million charge for the cumulative effect of an accounting change related to the liability for fair value of restricted stock units under FAS123(R), a $14 million credit associated with all officers surrendering their restricted stock units that otherwise would have paid out in the quarter, a $15 million settlement charge related to lump-sum pension payments to retiring pilots and a $7 million net expense reversal related primarily to negotiated settlements on three leased MD-80 grounded aircraft.

Continental ended the first quarter with over $2.0 billion in unrestricted cash and short-term investments. Cash receipts from advance ticket sales during the quarter were sufficiently strong to enable the company to pre-pay $96 million of high interest rate debt and pre-fund $103 million of aircraft deposits. Both payments will result in interest savings for the company.

Corporate Background

Continental Airlines is the world's sixth-largest airline. Continental, together with Continental Express and Continental Connection, has more than 3,200 daily departures throughout the Americas, Europe and Asia, serving 151 domestic and 137 international destinations. More than 400 additional points are served via SkyTeam alliance airlines.  With more than 42,000 employees, Continental has hubs serving New York, Houston, Cleveland and Guam, and together with Continental Express, carries approximately 61 million passengers per year. Continental consistently earns awards and critical acclaim for both its operation and its corporate culture.

In 2005, Continental again won major awards at the OAG Airline of the Year Awards including "Airline of the Year" and "Best Airline Based in North America" for the second consecutive year, and "Best Executive/Business Class" for the third consecutive year. For more company information, visit continental.com.

Continental Airlines will conduct a regular quarterly telephone briefing today to discuss these results and the company's financial and operating outlook with the financial community and news media at 9:30 a.m. CT/10:30 a.m. ET. To listen to a live broadcast of this briefing, go to continental.com/company.

This press release contains forward-looking statements that are not limited to historical facts, but reflect the company's current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the company's 2005 10-K and its other securities filings, including any amendments thereto, which identify important matters such as the consequences of our significant financial losses and high leverage, terrorist attacks, domestic and international economic conditions, the significant cost of aircraft fuel, labor costs, competition, and industry conditions, including the demand for air travel, the airline pricing environment and industry capacity decisions, regulatory matters and the seasonal nature of the airline business. The company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release.

-tables attached-

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

FINANCIAL SUMMARY

(In millions, except per share data)

(Unaudited)
	Three Months Ended March 31,		% Increase/ (Decrease)
	2006	2005
Operating Revenue:
Passenger (excluding fees and taxes of $315 and $270)	$2,683	$2,266	18.4%
Cargo	107	99	8.1%
Other, net	157	140	12.1%
	2,947	2,505	17.6%
Operating Expenses:
Wages, salaries and related costs	672	715	(6.0)%
Aircraft fuel and related taxes	661	470	40.6%
Regional capacity purchase, net	415	353	17.6%
Aircraft rentals	245	227	7.9%
Landing fees and other rentals	185	171	8.2%
Distribution costs	160	138	15.9%
Maintenance, materials and repairs	127	112	13.4%
Depreciation and amortization	96	99	(3.0)%
Passenger servicing	82	77	6.5%
Special charges (credits) (a)	(6)	43	NM
Other	299	273	9.5%
	2,936	2,678	9.6%

Operating Income (Loss)	11	(173)	NM

Nonoperating Income (Expense):
Interest expense	(101)	(98)	3.1%
Interest capitalized	3	3	0.0%
Interest income	25	11	127.3%
Income from affiliates	17	20	(15.0)%
Gain on disposition of ExpressJet Holdings shares	-	51	NM
Other, net	5	-	NM
	(51)	(13)	NM

Loss before Income Taxes and Cumulative Effect of Change in Accounting Principle	(40)	(186)	(78.5)%
Income Taxes	-	-	NM
Cumulative Effect of Change in Accounting Principle (b)	(26)	-	NM

Net Loss	$ (66)	$ (186)	(64.5)%

Basic and Diluted Loss per Share	$ (0.76)	$ (2.79)	(72.8)%

Shares used for Basic and Diluted Computation	86.7	66.5	30.4%

  During the first quarter of 2006, the company recorded a settlement charge of $15 million related to lump-sum distributions from the pilot pension plan and a $14 million credit associated with the officers' surrender of March 2006 restricted stock units. The remaining balance of the special charge is attributable to a reduction of reserves related primarily to negotiated settlements on three leased MD80 grounded aircraft. During the first quarter of 2005 the company recorded a curtailment charge of $43 million related to the freezing of the portion of our defined benefit pension plan attributable to pilots.

  In connection with the adoption of FAS123(R), the company recorded a $26 million cumulative effect of an accounting change related to the liability for fair value of restricted stock units.

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

STATISTICS
	Three Months Ended March 31,		% Increase/
	2006	2005	(Decrease)

Mainline Operations:
Passengers (thousands) (a)	11,486	10,598	8.4%
Revenue passenger miles (millions)	18,018	16,159	11.5%
Available seat miles (millions)	23,035	20,845	10.5%
Cargo ton miles (millions)	263	260	1.2%

Passenger load factor:
Mainline	78.2%	77.5%	0.7 pts.
Domestic	81.0%	78.6%	2.4 pts.
International	75.0%	76.2%	(1.2) pts.

Passenger revenue per available seat mile (cents)	9.43	8.98	5.0%
Total revenue per available seat mile (cents)	10.63	10.18	4.4%
Average yield per revenue passenger mile (cents)	12.06	11.59	4.1%

Cost per available seat mile (cents) (b)	10.35	10.57	(2.1)%
Special charges (credits) per available seat mile (cents)	(0.03)	0.20	NM
Cost per available seat mile, holding fuel rate constant (cents) (b)	9.67	10.57	(8.5)%

Average price per gallon of fuel, including fuel taxes (cents)	190.43	145.30	31.1%
Fuel gallons consumed (millions)	347	324	7.1%

Actual aircraft in fleet at end of period	360	348	3.4%
Average length of aircraft flight (miles)	1,400	1,350	3.7%
Average daily utilization of each aircraft (hours)	10:42	10:09	5.4%

Regional Operations:
Passengers (thousands) (a)	4,108	3,524	16.6%
Revenue passenger miles (millions)	2,318	1,953	18.7%
Available seat miles (millions)	3,082	2,740	12.5%
Passenger load factor	75.2%	71.3%	3.9 pts.
Passenger revenue per available seat mile (cents)	16.54	14.37	15.1%
Average yield per revenue passenger mile (cents)	22.00	20.17	9.1%
Actual aircraft in fleet at end of period	270	250	8.0%

Consolidated Operations (Mainline and Regional):
Passengers (thousands) (a)	15,594	14,122	10.4%
Revenue passenger miles (millions)	20,336	18,112	12.3%
Available seat miles (millions)	26,117	23,585	10.7%
Passenger load factor	77.9%	76.8%	1.1 pts.
Passenger revenue per available seat mile (cents)	10.27	9.61	6.9%
Average yield per revenue passenger mile (cents)	13.19	12.51	5.4%

  Revenue passengers measured by each flight segment flown.

  Includes impact of special charges (credits).

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES

Loss per Share	Three Months Ended March 31, 2006

Diluted loss per share	$(0.76)

Adjustments:
Special charges (credits)	(0.07)
Cumulative effect of a change in accounting principle	0.30

Diluted loss per share, excluding special items (credits) (a)	$(0.53)

Net Loss (in millions)	Three Months Ended March 31, 2006

Net loss	$(66)

Adjustments:
Special charges (credits)	(6)
Cumulative effect of a change in accounting principle	26

Net loss excluding special items (a)	$(46)

	Three Months Ended March 31,		% Increase/
CASM Mainline Operations (cents)	2006	2005	(Decrease)

Cost per available seat mile (CASM)	10.35	10.57	(2.1)%

Less: Current year fuel cost per available seat mile (b)	(2.87)	-	NM
Add: Current year fuel cost at prior year fuel price per available seat mile (b)	2.19	-	NM

CASM holding fuel rate constant (a)	9.67	10.57	(8.5)%

Less special charges (credits)	(0.03)	0.20	NM

CASM holding fuel rate constant and excluding special charges (credits) (a)	9.70	10.37	(6.5)%

  These financial measures provide management and investors the ability to measure and monitor Continental's performance on a consistent basis.
  Both the cost and availability of fuel are subject to many economic and political factors and are therefore beyond our control.

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